GLOBAL SELF STORAGE, INC.
ARTICLES SUPPLEMENTARY

Global Self Storage, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:
FIRST:  Pursuant to Section 3-802(b)(3) of the Maryland General Corporation Law (the "MGCL"), the Corporation, by a resolution of its Board of Directors (the "Board ") duly adopted by unanimous written consent, elected to no longer be subject to Section 3-803 of the MGCL.
SECOND:  The Corporation's election to no longer be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.
THIRD:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 20th day of October, 2017.

ATTEST:                         GLOBAL SELF STORAGE, INC.

/s/ Donald Klimoski II                    /s/ Mark C. Winmill
______________________________            _____________________________ (SEAL)
Name:  Donald Klimoski II                  Name: Mark C. Winmill
Title:  Secretary                        Title: Chief Executive Officer